Exhibit 99.1


          iBasis Reports Selected Fourth Quarter 2006 Results

   Company Achieves Record Revenue, Gross Profit, and Traffic Volume and Eighth Consecutive Quarter of Positive Cash Flow



    BURLINGTON, Mass.--(BUSINESS WIRE)--Feb. 8, 2007--iBasis, Inc. (NASDAQ: IBAS), the global VoIP company, today announced selected results for the fourth quarter and full year ended December 31, 2006. As announced on October 20, 2006, the Company determined that it must restate certain of its past financial statements as a result of conclusions reached by a special independent committee of the iBasis Board of Directors regarding the Company's historical stock option granting practices. Consequently, today's announcement of the Company's fourth quarter and full year results includes selected financial results only. The Company will report its full financial results after a final determination of the appropriate stock-based compensation expense for the periods affected.

    Revenue for the fourth quarter of 2006 was $139.5 million, compared to $107.6 million for the fourth quarter of 2005. For the full year 2006, revenue was $511.1 million, an increase of 33% over 2005 revenue of $385.5 million.

    Gross profit for the fourth quarter was $17.1 million, compared to $12.8 million for the fourth quarter 2005. Gross profit for the full year 2006 was $63.4 million, compared to $49.3 million for 2005.

    Highlights of the fourth quarter and full year 2006 include:

    -- Sequential revenue growth of 4.5%, and 30% increase over Q4, 2005;

    -- Continued minutes growth to 3.2 billion for the quarter, an 11% increase over Q3 2006, and 11.1 billion for the full year, a 43% increase over 2006

    -- Achieved eighth consecutive quarter of positive cash flow, increasing cash $9.7 million during 2006; and

    -- Record Trading revenue and gross profit and a sequential increase in Trading gross margin percent.

    "We had a strong fourth quarter, with record revenue, gross profit, and traffic, driven by continued strong growth in our Trading business and gross margin improvement in both Trading and Retail businesses," said Ofer Gneezy, president and CEO of iBasis.

    "In our Trading business, we achieved growth in both revenue and gross profit, and a sequential improvement in gross margin from 11.7% to 12.3%. We ended the fourth quarter with more than 50 consumer VoIP provider customers, which continued to represent 10% of our Trading business, keeping pace with the strong growth in that business.

    "Our Retail business showed signs of recovery. In mid-Q3 our Retail revenue declined as we ended our relationship with a large distributor due to delinquent payment. In Q4 we rebounded to the extent that we were able to stabilize our Retail revenue. The expansion in gross margin is also a very positive sign. For the full year, Retail revenue grew approximately 30 percent, which is similar to our growth in Trading, but we had hoped to do better.

    "We recently reinforced our Retail team, adding experienced marketing and sales executives, and we are launching new cards that we believe will fuel revenue growth, and as the new cards mature will help to drive margin growth as well.

    "Looking back over the full year, our growth in revenue and gross profit is extraordinary in an industry in which many carriers are struggling to maintain current revenue or achieve single-digit growth in their international business. We also returned to the NASDAQ exchange and expanded our customer base dramatically. We reached an agreement to merge KPN Global Carrier Services into iBasis, which will establish iBasis as the second-largest carrier of international voice traffic in the world, with strengths in VoIP and mobile, the two fastest-growing segments of global telecom. We ended the year setting a new single-day traffic record of more than 50 million minutes on Christmas day, which demonstrates the scalability and resilience of the iBasis Network. "We remain very confident of the opportunities for continued profitable growth and our ability to execute on our business plans."

    Results for Trading and Retail Businesses:



                             Q4 2006               Full Year 2006
-------------------------------------------- - ----------------------
   ($ in millions)    Trading Retail  Total    Trading Retail  Total
----------------------------- ------ ------- - ------- ------ -------
Revenue               $115.8  $23.7  $139.5    $416.6  $94.5  $511.1
----------------------------- ------ ------- - ------- ------ -------
Gross Profit*          $14.2   $2.9   $17.1     $49.6  $13.8   $63.4
----------------------------- ------ ------- - ------- ------ -------
Gross Margin            12.3%  12.3%   12.3%     11.9%  14.6%   12.4%


    * Net revenue less data communications and telecommunications costs

    Key Indicators

    Minutes of use on The iBasis Network(TM) in the fourth quarter 2006 rose to 3.2 billion, a 43% increase over the 2.3 billion minutes carried in the fourth quarter 2005, and a 11% increase over the 2.9 billion minutes in the third quarter 2006. Average revenue per minute was 4.3 cents, compared to 4.6 cents in the previous quarter. Average cost per minute was 3.8 cents, compared to 4.1 cents in the previous quarter. Average margin per minute was 0.53 cents, compared to 0.54 cents for the previous quarter.

    iBasis ended the fourth quarter with 554 Trading customers, compared to 512 at the end of the third quarter 2006.

    iBasis - KPN Global Carrier Services Merger

    The Company intends to file the proxy required in order to solicit shareholder approval of the merger transaction between Dutch carrier Royal KPN and iBasis, which was announced on June 21, 2006, as soon as possible after iBasis restates its prior period financial statements.

    iBasis will acquire KPN subsidiary KPN Global Carrier Services and receive $55 million in cash from KPN in return for the issuance of approximately 40 million shares of iBasis common stock, which represent a 51 percent ownership interest in iBasis on a diluted basis. iBasis shareholders of record immediately prior to closing will receive a cash dividend of $113 million immediately following closing.

    This combination will establish iBasis as one of the largest international voice carriers in the world, with combined 2006 revenues exceeding $1.2 billion and more than 20 billion combined minutes in 2006.

    Restatement of Prior Period Financial Statements

    iBasis has submitted a pre-clearance letter to the Office of the Chief Accountant (the OCA) of the Securities and Exchange Commission seeking guidance from the OCA on the Company's determination of accounting measurement dates for certain stock options granted between December 1999 and May 2006. Because of the pending OCA review, the Company has not yet determined conclusively the amount of non-cash charges associated with these stock option grants or the resulting tax impact. The Company remains focused on resolving the issues related to the restatement of its prior financial statements as quickly as possible.

    Guidance

    The Company believes that in 2007, on a standalone basis, its revenues will be in the range of $600 to $650 million. Planned expenditures for 2007 include $15 to $20 million in capital asset investments.

    NASDAQ Notification

    On January 26, 2007 the Company received a Staff Determination letter from NASDAQ granting our request for continued listing on The NASDAQ Stock Market. The listing extension is granted through April 26, 2007 subject to the Company filing its Form 10-Q for the quarter ended September 30, 2006 and any required restatements. The extension also requires that the Company provide certain updates to NASDAQ during the extension period.

    Q4 Results Conference Call

    iBasis will host a conference call to discuss the Company's selected Q4 results, led by Ofer Gneezy, iBasis president & CEO on February 8, 2007 at 11:00 a.m. ET. The public is invited to listen to the simultaneous webcast by logging in through the iBasis investor relations website at http://investor.ibasis.com.

    About iBasis

    Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Verizon, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, and Telefonica. iBasis carried more than 11 billion minutes of international voice over IP (VoIP) traffic in 2006, and is one of the largest carriers of international voice traffic in the world(1). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    iBasis and Pingo are registered marks, and the global VoIP company and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    This press release contains forward-looking statements, including statements regarding iBasis' anticipated revenue and capital expenditures in 2007, as well as statements regarding(i) the proposed transaction between the Company and Royal KPN, including the expected timetable for completing the transaction, the expected dividend payment, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products, (ii) iBasis' belief that the increase in its Retail gross margin is a very positive sign, (iii) iBasis' belief that its recently reinforced Retail team and new cards will fuel revenue and margin growth, (iv) iBasis' believe the that the iBasis Network is scalable and resilient, and (v) iBasis' belief that the opportunities available to iBasis will result in continued profitable growth. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things (i) the Company's ability to execute its business plan; (ii) the extent of adoption of the Company's services and the timing and amount of revenue and gross profit generated by these services; (iii) fluctuations in the market for and pricing of these services; (iv) the success of the Company's plans to contest the FCC ruling on prepaid calling cards; (v) the ability of the Company and Royal KPN to consummate the proposed transaction due to regulatory restrictions, the failure to receive shareholder approval, the ability to successfully integrate their operations and employees, the ability to realize anticipated synergies, the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market, business conditions and volatility and uncertainty in the markets that the Company and Royal KPN serve, (vi) the outcome of the OCA review, any other SEC inquiry or any lawsuits or other proceedings related to the Company's historical stock option administration policies and practices and any potential resulting impact on the Company's financial statements or results, (vii) the Company's delay in filing its delinquent periodic reports; (viii) the Company's inability to meet the requirements of the NASDAQ Stock Market for continued listing of the Company's shares; and (ix) the other factors described in the Company's Quarterly Report on Form 10-Q for its most recently completed fiscal quarter and Annual Report on Form 10-K for its most recently completed fiscal year and Royal KPN's Annual Report on Form 20-F for its most recently completed fiscal year all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

    This communication may be deemed to be solicitation material in respect of the proposed transaction between iBasis and Royal KPN. In connection with the proposed transaction, iBasis intends to file relevant materials with the SEC, including a proxy statement on
Schedule 14A. SHAREHOLDERS OF IBASIS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING IBASIS'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov, and iBasis' shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from iBasis. Such documents are not currently available.

    Participants in Solicitation

    Royal KPN and its directors and executive officers, and iBasis and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of iBasis Common Stock in respect of the proposed transaction. Information about the directors and executive officers of Royal KPN is set forth in the Annual Report on Form 20-F for the year ended 2005, which was filed with the SEC on March 14, 2006. Information about the directors and executive officers of iBasis is set forth in iBasis' proxy statement for its 2006 Annual Meeting of Shareholders, which was filed with the SEC on March 23, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction when it becomes available.

    Use of Non-GAAP Financial Measures

    In this press release, iBasis' financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, iBasis provides average revenue per minute (ARPM), average cost per minute (ACPM) and average margin per minute (AMPM), which in each case results in a non-GAAP financial measure. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in iBasis' business and are important in comparing current results with prior period results. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company's business and to evaluate its performance.

    (1) Telegeography 2007 data compared with iBasis 2006 traffic volume.



    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net